EXHIBIT 10.1

AGREEMENT FOR PURCHASE AND SALE

THIS PURCHASE AGREEMENT, by and between John J. & Janet A. Boyle, Boyle Las Olas, LLC (“Seller”), and Big Three Restaurants, Inc., John V. Whitman, Jr., President as (“Buyer”), The Fitzgerald Group (Broker), Michelle G. Trca, Esq. (Escrow Agent/Closing Agent) is for the purchase of that certain real property located at 904 East Las Olas Boulevard, Fort Lauderdale, Florida  in the County of Broward, State of Florida, and more particularly described as follows:

Folio:                                 5042 11 01 0610 & 5042 11 01 0600

Legal Description:	COLEE HAMMOCK 1-17 B LOT 16 BLK 13 and COLEE HAMMOCK 1-17 B LOT 14 LESS N 10 FOR ST, 15 LESS N 10 FOR ST BLK 13

If the property described above consists of two or more separate legal parcels, Seller agrees to sell all of such parcels, and the term “Property” as used herein shall refer to such combination. For performance purposes, the date of this Agreement shall be the date when the last one of the Buyer and Seller has signed this Agreement (“Effective Date”).

1)
TERMS AND CONDITIONS OF SALE:  Seller agrees to accept an offer containing on the following terms and conditions of sale (such offer and its subsequent acceptance by Buyer is hereafter referred to as the “Agreement”):

a.	PURCHASE PRICE:	$5,600,000.00

(i) Initial deposit	$100,000.00

(ii) Additional deposit, to be made pursuant to paragraph 10 hereof. All deposits to be held in escrow with Escrow Agent in accordance with Paragraph 2.	$400,000.00

SUBTOTAL	$500,000.00

c.	FINANCING:

Existing Financing:	$0

New Financing:	$0

Seller Financing:	$0

SUBTOTAL	$0

d.	CASH TO CLOSE:	$5,100,000.00

(subject to prorating)

TOTALS	$5,600,000.00

2)
DEPOSIT:  A deposit in the sum of One Hundred Thousand Dollars ($100,000.00),  shall be paid by Buyer to Escrow Agent, within Three (3) banking days after the Effective Date, which shall be deposited, subject to collection, in Escrow Agent’s escrow trust account which may be interest bearing.  The Deposit (together with any additional deposit which may be made under paragraph 10 hereof) shall be held as earnest money and shall be applied as part payment of the Purchase Price at closing or as otherwise provided herein.  It is agreed between all parties hereto that Escrow Agent may hold the Deposit until closing (as hereinafter defined), or until this Agreement is terminated thereto because of the default of either party or by voluntary agreement; and if any dispute should arise between Buyer and Seller as to the final disposition of said Deposit, Escrow Agent may institute a suit to determine who is entitled to said Deposit, and the cost of said action, including reasonable attorney’s fees incurred by Escrow Agent shall be paid out of said Deposit.  If this Agreement is voided by Buyer for any reason permitted under this Agreement, Escrow Agent shall refund the Deposit to Buyer, and no party hereto shall have any further rights to said Deposit.

3)
TITLE:  It is Seller’s obligation to update title to the property through the Effective Date and to pay the cost of this update.  Accordingly, within 15 days of the Effective Date, Seller shall deliver to Buyer, the Seller’s prior Owner’s Title Policy of insurance, a title update and copies of all title documents shown on the prior policy and update.  In Dade and Broward Counties, Florida, preparation of the title commitment is the responsibility of Buyer, who is also responsible for its cost.  All parties agree that the title insurance shall be issued by Michelle G. Trca, Esq. at promulgated rate as established by the State of Florida.

In Broward County, Florida, within 15 days of delivery to Buyer of Seller’s title information, Buyer shall deliver a copy of the title commitment to Seller, together with a copy of any survey Buyer may have prepared, accompanied by a letter to Seller setting forth the items which render title unmarketable and/or uninsurable.  Seller shall have within 5 calendar days after receipt of Buyer’s letter, to notify Buyer in writing that either: i) Seller will at Seller’s expense, attempt to remove the defects of title or ii) Seller is unwilling or unable to eliminate such defects.  If Seller fails to so notify Buyer, or is unwilling or unable to remove any such defects by the Closing Date, Buyer may elect to terminate this Agreement and receive back the entire deposit, in which event Buyer and Seller shall have no further obligations under this Agreement.

Seller shall convey, by general warranty deed, to Buyer marketable, insurable fee simple title subject only to such exceptions as are approved by Buyer in accordance with this Agreement.  Title shall be insurable by a standard ALTA Owner’s Policy (Form B-1987) of title insurance, in the amount of the purchase price, with standard exceptions.

4)
SURVEY:  Within the time allowed for delivery of title and examination thereof, Buyer may have the property surveyed at Buyer’s expense.  If any portion of the survey shows an encroachment which cannot be affirmatively insured to the lender and/or buyer by utilization of a Florida Form 9 then the same shall be treated as a defect in title.

5)
ACCEPTANCE; CLOSING DATE AND PLACE:  Unless acceptance of this Agreement is made, by Buyer’s execution and delivery of a fully executed copy to Seller, on or before February 15, 2013, this Agreement shall be null and void and all deposits shall be returned to the Buyer.  This Agreement shall be closed and the deed and possession shall be delivered on or before April 15, 2013 unless extended by other provisions of the Agreement.  Closing shall be held at the office of Capital Commercial Real Estate Group, Inc.

6)
DOCUMENTS; EXPENSES AT CLOSING; PRORATIONS:  Seller shall execute and deliver to Buyer a general warranty deed to the Property, subject to those exceptions permitted hereunder, Bill of Sale Absolute, an Owner’s Affidavit, and I.R.C.§ 1445 Non-Foreign Affidavit, all in form sufficient to the title insurance agent to remove from Buyer’s Owner’s title policy any exceptions for claims for labor and materials, unpaid federal and state taxes, and unpaid real estate agent’s commissions.  Seller shall pay applicable surtax and documentary stamps required to be affixed to the deed.  Buyer shall pay the fee for recording the deed and mortgage and shall pay for documentary stamps, and intangible tax on the mortgage and note.  Rents, real property taxes, premiums on insurance acceptable to Buyer, interest on any debt being assumed or taken subject to by Buyer, and any other proratable expenses of the Property shall be prorated as of the date of closing.  Security deposits, advance rentals, and the amount of any future lease credits shall be credited to Buyer.

7)	TIME IS OF THE ESSENCE: Time shall be of the essence of this Agreement. Any time period ending on a Saturday, Sunday or legal holiday shall extend to 5:00 p.m. of the next full business day.

8)	FINANCING CONTINGENCIES:

~~b.~~
~~SELLER FINANCING: Pursuant to paragraph 1c the Buyer shall execute and deliver to the Seller at closing a Purchase Money second mortgage in the principal amount $2,575,000.00 bearing interest at 4.5% per annum. To be repaid by making Sixteen (16) quarterly interest only payments in the amount of $28,968.75, to commence Ninety (90) bays after the closing and continuing on the same schedule until the fourth anniversary when the entire principal balance and any accrued interest shall be paid in full. Buyer reserves the right to prepay in whole or in part at anytime without fee, penalty or premium unless payment is otherwise restricted in this contract. Prepayment made during any quarterly period shall not excuse the payment due the next period but shall apply to the principal only to decrease the principal amount. The Purchase money mortgage shall contain a due on sale clause.~~

9)	INSPECTION CONTINGENCIES:

9.1	BOOKS AND RECORDS: Seller agrees to provide Buyer with item(s) listed below within five (5) calendar days following the Effective Date:

a.	All rental agreements, leases, service contracts, insurance policies, latest tax bill(s) and other written agreements or notices which affect the Property.

b.	The operating statements of the Property for the twenty-four (24) calendar months immediately preceding the Effective Date hereof.

c.
For commercial properties, copies of all documents the Seller may have regarding the financial condition, business prospects or prospective continued occupancy of any tenant (including but not limited to financial statements, credit reports, etc.).

d.	A complete and current rent roll, including a schedule of all tenant deposits and fees.

e.	A written inventory of all items of Personal Property to be conveyed to Buyer at closing.

f.	Condominium Documents

Buyer shall have ten (10) calendar days following receipt thereof to review and approve in writing each of these items.  If Buyer is not satisfied with the results of its review of the books and records, it shall have delivered to Seller within three (3) calendar days after the expiration of the five (5) day review period, written notice of its intention to terminate this Agreement.  If Buyer terminates this Agreement the entire Deposit shall be returned to Buyer and thereupon both parties shall be released from all liabilities and obligations hereunder.  If Buyer fails to notify Seller in writing of its dissatisfaction within such time period, it shall be deemed that Buyer is satisfied with the results of its review and this contingency shall be deemed waived and the deposit shall be at risk.

9.2
PHYSICAL INSPECTION:  Buyer shall have Thirty (30) days following the Effective Date to inspect the physical condition of the Property, including, but not limited to the soil conditions and the presence or absence of hazardous materials on or about the Property, and to notify the Seller in writing that Buyer approves same.  If Buyer is not satisfied with the results of its inspection of the Property, it shall have delivered to Seller within Three (3) days after the expiration of the Thirty (30) day inspection period, written notice of its intention to terminate this Agreement.  If Buyer terminates this Agreement the entire Deposit shall be returned to Buyer and thereupon both parties shall be released from all liabilities and obligations hereunder.  If Buyer fails to notify seller in writing of its dissatisfaction within such time period, it shall be deemed that Buyer is satisfied with the results of its inspections and this contingency shall be deemed waived and the Deposit shall be at risk.

9.3
STATE AND LOCAL LAWS:  Buyer shall have Ten (10) days following the Effective Date to investigate State and local laws to determine whether the Property must be brought into compliance with minimum energy conservation or safety standards or similar retrofit requirements as a condition of sale or transfer and the cost thereof, and to notify Seller that Buyer approves same.  If approved by Buyer, Buyer shall comply with and pay for these requirements.  If Buyer is not satisfied with the results of its investigation, it shall have delivered to Seller within Three (3) days after the expiration of the Ten (10) day investigation period, written notice of its intention to terminate this Agreement.  If Buyer terminates this Agreement the entire Deposit shall be returned to Buyer and thereupon both parties shall be released from all liabilities and obligations hereunder.  If Buyer fails to notify Seller in writing of its dissatisfaction within such time period, it shall be deemed that Buyer is satisfied with the results of its investigation and this contingency shall be deemed waived and the deposit shall be at risk.

9.4
ESTOPPEL CERTIFICATE CONTINGENCY (Leased Properties):  Seller shall obtain and deliver to Buyer, Five (5) days after the last contingency set forth in paragraph(s) 9.1 through 9.5 is removed, estoppels letters or certificates from each or certificates from each lessee or tenant at the Property stating: a) the date of commencement and scheduled date of termination of the lease, b) the amount of advanced rentals or rent deposits paid to Seller, c) the amount of monthly (or other periodic) rent paid to Seller, d) that the lease is in full force and effect and that there have been   no modifications or amendments thereto, or, if there have been any modifications or amendments, an explanation of same, e) square footage (if set forth in the lease), and f) that there is no default under the terms of the lease by lessor or lessee.  Buyer shall have Three (3) days after receipt to disapprove in writing, the estoppel certificates.  Buyer may only disapprove said certificates and cancel previously undisclosed material breach of one of the leases.  Upon such disapproval, this Agreement shall be null and void, Buyer’s entire Deposit shall be returned, and the parties shall have no further obligations hereunder.  If, after diligent effort is made, Seller is unable to obtain an estoppel certificate from any tenant, Buyer agrees to accept and affidavit from Seller in lieu of any such estoppel certificate.

9.5
Buyer and its agents, employees and servants shall, at the sole risk and expense, have the right to go upon the Property for the purpose of surveying and conducting site analysis, and all other necessary testing and inspections.  Buyer shall, in performing such tests use due care and shall indemnify Seller on account of any loss or damages to person or property occasioned thereby.

10)
DEPOSIT INCREASE; ESCROW AGENT:  Within Thirty-five (35) days of Effective Date, Buyer shall increase the Deposit to Five Hundred Thousand Dollars ($500,000.00).  The entire Deposit shall be credited to the purchase price at the closing unless otherwise provided herein.  Upon removal of all inspection contingencies, all deposits shall be transferred to and held by Escrow Agent, who shall hold the deposits pursuant to the terms of this Agreement.  Seller and Buyer hereby indemnify and hold harmless the Escrow Agent from and against any and all damages, costs, and expenses arising from claims attributable to its acting as escrow agent under this Agreement.  Escrow Agent shall be entitled to transfer the deposits into a court of competent jurisdiction in an interpleader action and to have its attorney’s fees and costs paid from the deposits.

11)
PERSONAL PROPERTY:  Seller shall provide to Buyer, within Ten (10) days following the Effective Date, a written inventory of all items of personal property to be conveyed to Buyer in connection with the sale of the Property.  Title to these items shall be conveyed to Buyer at close of escrow by Bill of Sale free and clear of all encumbrances.  The price of these items shall be included in the Purchase Price for the Property, and Buyer shall accept all such personal property in “as is” condition.

12)
RISK OF LOSS:  Risk of loss to the Property shall be borne by Seller until delivery of Deed of Conveyance to Buyer.  In the event that the improvements on the Property are destroyed or materially damaged between the Effective Date of the Agreement and the delivery of Deed of Conveyance to Buyer, Buyer shall have the option of demanding and receiving back the entire Deposit and being released from all obligations hereunder, or alternatively taking such improvements as Seller can deliver.  Upon Buyer’s physical inspection and approval of the Property, Seller shall maintain the Property through closing in the same condition and repair as approved, reasonable wear and tear excepted.

13)
ATTORNEY REVIEW: The Buyer and Seller hereby agree that the agreement as set forth herein is specifically and expressly contingent on both the Buyer and Seller’s Attorney reviewing and approving this agreement in writing on or before February 22, 2013

14)
RESTAURANT PURCHASE: The Buyer and Seller hereby agree that this Purchase and Sales Agreement is specifically conditioned on the Buyer entering into a binding Purchase and Sales Agreement by and between Big Three Restaurants, Inc. and the ownership on Mango’s restaurant. If no such agreement is reached by and between Big Three Restaurants, Inc. and Mango’s during the due diligence period, then the Buyer may elect to terminate this agreement, receive a full refund of any deposit tendered, and neither party shall have any further obligation hereunder.

15)
SELLER EXCHANGE:  Buyer agrees to cooperate should Seller elect to sell the Property as part of a like-kind exchange under IRC section 1031.  Seller’s contemplated exchange shall not impose upon Buyer any additional liability or financial obligation, and Seller agrees to hold Buyer harmless from any liability that might arise from such exchange.  This Agreement shall not be subject to or contingent upon Seller’s ability to acquire a suitable exchange property or effectuate an exchange.  In the event any exchange contemplated by Seller should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

16)
BUYER EXCHANGE:  Seller agrees to cooperate should Buyer elect to purchase the Property as a part of a like-kind exchange under IRC section 1031.  Buyer’s contemplated exchange shall not impose upon Seller any additional liability or financial obligation, and Buyer agrees to hold Seller harmless from any liability that might arise from such exchange.  This Agreement shall not be subject to or contingent upon Buyer’s ability to dispose of its exchange property or effectuate an exchange.  In the event any exchange contemplated by Buyer should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

17)	SELLER’S REPRESENTATIONS AND WARRANTIES: The following are the Seller’s representations and warranties:	NONE

18)
PROPERTY SOLD “AS IS, WHERE IS”: In consideration of the amount on the purchase price, The Seller sells and the Buyer accepts all property covered by this agreement, “AS IS”. Buyer understands that no warranty of any type, express or implied, including warranty of merchantability, exists other than the warranty of marketability of title as set forth in the statutory warranty deed to be delivered to Buyer. Buyer shall not make any claim against the Seller or Seller’s agents, including the broker, for any defects, known or unknown to buyer, termite or other damages, which may exist or be discovered by Buyer or of which Buyer is aware as of the date of this agreement. Buyer will have fully inspected the property, both real and personal, to Buyer’s satisfaction and at the Buyers sole and absolute expense within Thirty (30) days contract, and has not relied upon any statement of Seller or the Brokers or agents involved in this transaction.

19)
LIQUIDATED DAMAGES; BUYER’S DEFAULT:  Buyer and Seller agree that it would be impracticable or extremely difficult to fix actual damages in the event of a default by Buyer; that the amount of Buyer’s; that the amount of Buyer’s Deposit hereunder (as same may be increased by the terms hereof) is the parties’ reasonable estimate of Seller’s damages in the event of Buyer’s default, and that upon Buyer’s default in its purchase obligations under this agreement, not caused by any breach by Seller, Seller shall be released from its obligations to sell the Property and shall retain Buyer’s Deposit and make claim on any deposit to be made, (as same may be increased by the terms hereof) as liquidated and agreed upon damages, which shall be Seller’s sole and exclusive remedy in law or at equity for Buyer’s default.  In the event of Seller’s breach of this Agreement, not caused by Buyer, Buyer’s sole remedies shall be a return of his deposits or a suit for specific performance.

20)
INDEMNIFICATION:  Seller hereby indemnifies and holds, harmless the Agent from any and all liability, damages, losses, causes of action, or other claims (including attorneys’ fees and other defense costs) arising from or asserted in connection with any incomplete or inaccurate information provided by Seller, or any material information concerning the Property which Seller has failed to disclose, or any breach of any of the representations or warranties as set forth in this Agreement.

21)	DISCLOSURE OF REAL ESTATE LICENSURE:

The N/A in this transaction is a licensed real estate Agent acting as a principal, and is associated with N/A, a licensed real estate Agent.

22)
LIMITATION OF LIABILITY:  Except for Agent’s gross negligence or willful misconduct, Agent’s liability for any breach or negligence in its performance of this Agreement shall be limited to the greater of $50,000 or the amount of compensation actually received by Agent in any transaction hereunder.

23)
ATTORNEYS’ FEES:  In any litigation, arbitration or other legal proceeding which may arise between any of the parties hereto, including Agent, the prevailing party shall be entitled to recover its costs and expenses, including costs and expenses of arbitration, court costs and expenses and costs and expenses incurred on appeal, and reasonable attorneys’ fees incurred in any dispute through arbitration and appeal of and final judgment in addition to any other relief to which such party may be entitled.

24)
TAX WITHHOLDING:  Seller agrees to execute and deliver any instrument, affidavit or statement, or to perform any act reasonably necessary to carry out the provisions of the Foreign Investment in Real Property Tax Act and regulations promulgated thereunder, as well as any similar requirements of state law.

25)
ADDENDA:  Any addendum attached hereto, and either signed or initialed by the parties shall be deemed a part hereof.  This Agreement, including addenda, if any, expresses the entire agreement of the parties and supersedes any and all previous agreements between the parties with regard to the Property.  There are no other understandings, oral or written, which in any way alter or enlarge its terms, and there are no warranties or representations of any nature whatsoever either express or implied, except as set forth herein.  Any future modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

26)	GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Venue shall be proper in Broward County.

27)
SEVERABILITY:  In the event any term or provision of this Agreement shall be held illegal, unenforceable or inoperative as a matter of law, the remaining terms and provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

28)	SUCCESSORS & ASSIGNS: This Agreement and any addenda hereto shall be binding upon and inure to the parties hereto and may not be assigned by any party without the written consent of the other party.

29)	NOTICES: All notices required or permitted hereunder shall be given to the parties in writing (with a copy to Agent) at their respective addresses as set forth below.

30)
RADON:  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guideline have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county public health unit.

31)
AGENTS LIEN RIGHTS: The Florida Commercial Real Estate Sales Commission Lien Act provides that when a broker has earned a commission by performing licensed services under a brokerage agreement with you, the broker may claim a lien against your net sales proceeds for the broker's commission. The broker's lien rights under the act cannot be waived before the commission is earned.

32)
BROKERS:The Seller and Buyer hereby acknowledge that Fitzgerald Group, Inc. is the only broker involved in this transaction and the neither the Buyer and Seller have not contacted or engaged the services of any broker or finder and each indemnifies and hold the other harmless for any claim for a commission arising any broker or finder that may assert a claim. The Professional service fee shall be ~~4%~~ of the gross sales price paid. [interlined – 3.5% with initials]

THE PARTIES ARE ADVISED TO CONSULT THEIR RESPECTIVE ATTORNEYS WITH REGARD TO THE LEGAL EFFECT AND VALIDITY OF THIS PURCHASE AGREEMENT.

The undersigned Buyer hereby offers and agrees to purchase the above described Property for the price and upon the terms and conditions herein stated.

This offer is made by Buyer to Seller on this 14th day of February, 2013.

BUYER	SELLER
John V. Whitman, Jr.	John J. Boyle
Name (Print)	Name (Print)
9085 Charles E. Limpus Road	1601 E Lake Dr.
Street Address	Street Address
Orlando, Fl 32836	Fort Lauderdale, FL 33316
City/State/ZIP	City/State/ZIP
516-375-6649	954-761-7947
Phone Fax	Phone Fax
/s/ John V. Whitman, Jr. 2/14/13	/s/ John J. Boyle 5-15-13
Sign/Date	Sign/Date